SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 27, 1998

                              THE TIREX CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                 33-17598-NY                   22-2824362
(State or other jurisdiction       (Commission                (I.R.S. Employer
     of incorporation)             File Number)              Identification No.)

     740 St. Maurice, Suite 201
           Montreal, Quebec                                       H3C 1L5
(Address of principal executive offices)                        (Zip Code)

                                 (514) 878-0727
              (Registrant's telephone number, including area code)
                     (Former name, former address and former
                   fiscal year, if changed since last report)


                               Page 1 of 45 pages

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ITEM 5.  Other Events

      1. On May 27, 1998, the Nais Corporation ("NAIS") commenced an action against the Company in the U.S. District Court for the Southern District of New York based upon a financial consulting agreement (the "NAIS Agreement"), dated May 3, 1997, between NAIS and the Company. The Complaint alleges that the Company failed to comply with certain compensatory arrangements contained in the said NAIS Agreement and seeks relief by way of immediate registration of 5,231,092 shares of the Company's common stock issued to NAIS as compensation and damages in the amount of $630,000. The Company filed an Answer and Counterclaim, dated July 27, 1998, denying any liability to NAIS and alleging, among other things, that: (i) NAIS failed to perform; and (ii) NAIS made material misrepresentations regarding its expertise and ability to perform in order to induce the Company to enter into the NAIS Agreement. The counterclaims by the Company seek: (i) reformation of the Agreement requiring the return of compensation previously tendered to NAIS; and (ii) compensatory damages in an amount to be determined at trial, but believed by the Company to exceed $1,000,000.

      2. On July 10, 1998, the Certificate of Incorporation of the Company was amended to change the amount of capital stock, which the Company is authorized to issue, from 70,000,000 shares of capital stock, par value $.001 per share, consisting of 69,900,000 shares of Common Stock, par value $.001 per share and 100,000 shares of Open Stock, par value $.001 per share, to 120,000,000 shares of capital stock, par value $.001 per share consisting of 115,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Class A Stock, par value $.001 per share. Shares of Class A Stock may be issued from time to time in one or more classes or one or more series, within any class thereof, in any manner permitted by law, as determined from time to time by the Company's board of directors or by the executive committee of the board of directors.

      In accordance with the Delaware General Corporation Law, Section 228(a), on July 9, 1998, the holders of record of approximately 50.7% of the issued and outstanding shares of common stock, $.001 par value, of the Company, in person or by proxy, by their consent in writing authorized, approved and adopted a resolution respecting the amendment of the Company's certificate of incorporation.

      The foregoing amendment has no effect on any shares currently issued and outstanding.

      3. On July 23, 1998 the Company entered into an executive agreement with Louis Sanzaro (the "Sanzaro Agreement") whereby Mr. Sanzaro agreed to serve as the Company's Vice President in Charge of Operations and as its Chief Operating Officer for a term of four years, effective June 15, 1998, subject to extension by mutual agreement of the parties. Mr. Sanzaro has been involved with the Company in various capacities since October 1995 as both an independent business man and a consultant. He has been a director of the Company since


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January 17, 1997. Mr. Sanzaro was named  "Recycler of the Year" for the state of
New Jersey as well as "Recycling Processor of the Decade" for Ocean County, New Jersey in 1997. He is the president and a member of the board of directors of the Construction Material Recycling Association. Since 1986, he has served as the president and chief executive officer of Ocean County Recycling Center, Inc. ("Ocean County Recycling") in Toms River, New Jersey. Ocean County Recycling is in the business of remanufacturing construction and demolition debris for reuse as a substitute for virgin materials in the construction and road building industries. In addition, since 1989, Mr. Sanzaro has served as vice president and chief operating officer of Ocean Utility Contracting Co., Inc., a New Jersey company engaged in the installation of sewer and water main pipelines and the construction of new roadway infrastructure. The Sanzaro Agreement provides for the payment of an annual salary to Mr. Sanzaro in the amount of $175,000 subject to annual review and increase as the board of directors shall determine. Such salary is payable partly in cash and partly in unregistered shares of the Company's common stock. The Agreement also provides for a signing bonus consisting of 500,000 unregistered shares of the Company's common stock and contains the right to receive bonuses in the future at the discretion of the Company's board of directors in such amounts as the board may determine. The Sanzano Agreement also provides, under certain circumstances, for the payment of severance compensation to Mr. Sanzaro in the event of the termination of Mr. Sanzaro's employment with the Company.

      Mr. Sanzaro had previously agreed with the Company that he was to be the sole and exclusive distributor of the Company's cryogenic scrap tire disintegration system (the TCS-1 "System") in North America in which capacity he would be entitled to receive a commission equal to 10% of the total lease/purchase price on all North American leases/sales of the System. The Sanzaro Agreement requires Mr. Sanzaro to forego all rights to serve as the exclusive distributor for the TCS-1 System in North America, or to receive commissions therefor. In consideration for Mr.Sanzaro's relinquishing such rights and commissions, the Sanzaro Agreement provides for the issuance of an additional 2,500,000 unregistered shares of the Company's common stock to Mr. Sanzaro. Pursuant to the foregoing, on July 29, 1998, the board of directors of the Company authorized the issuance of 3,000,000 shares of the Company's common stock to Mr. Sanzaro.

      4. On July 24, 1998 the Company and its subsidiary, The Tirex Corporation Canada Inc. ("Tirex Canada") entered into an Executive Agreement with Jean Frechette whereby Mr. Frechette agreed to serve as Tirex Canada's President and Chief Operating Officer for a term of five years, subject to extension by mutual agreement of the parties. Mr. Frechette holds degrees and certificates in business management, commercialization, market development, and distribution. Before joining the government of Quebec in 1990 he served in the private sectors of industrial and commercial companies for more than 20 years in various management positions. From 1990 to 1993, Mr. Frechette was employed by the Government of the Province of Quebec to manage a government study respecting value added distribution services and to report on the problems facing Quebec Companies. From 1993 to 1996, Mr. Frechette served as Acting Director for the Department of Market Development and Commercial Activities and the Administration


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of Business Laws of the Government of Quebec.  During that period he also served on the Committee for the Reorganization of the Quebec Department of Industry, Trade, Technologies, and Commerce and on the Inter Provincial Trade Barriers Board. In 1996, Mr. Frechette was asked by the office of the Vice Prime Minister to join the foreign Investment Services and to prepare and execute strategies to attract foreign investment to Quebec. Serving in this capacity until July 1998, Mr. Frechette has been involved with bringing together foreign investment capital and Canadian companies in need of financing. During his tenure, Mr.
Frechette   introduced   potential  foreign   investments,   in  the  amount  of
approximately four billion Canadian dollars (CA $4,000,000,000), to Canadian companies. To date, approximately CA $1.4 billion dollars of such foreign capital has been invested. Non Canadian investors brought into Canadian Companies under Mr. Frechette's purview have included ABB, Biomatrix, Haig, Komatsu, Nordx/CDT, Lockheed Martin, Mitec Telecom, Ilco - Unican, CES Group, Iris, SCI Systems, Osram Sylvam and many more.

      The Frechette Agreement provides for the payment of an annual salary to Mr. Frechette in the amount of $150,000 subject to annual review and increase as the board of directors shall determine. Part of such salary may be paid in unregistered shares of the Company's common stock, rather than cash, with the consent of Mr. Frechette. It also provides for a signing bonus consisting of 1,000,000 unregistered shares of the Company's common stock and further contains the right to receive bonuses in the future at the discretion of the Company's board of directors in such amounts as the board may determine. The Frechette Agreement also provides, under certain circumstances, for the payment of severance compensation to Mr. Frechette in the event of the termination of Mr. Frechette's employment with the Company. In connection with the foregoing, on July 29, 1998, the board of directors authorized the issuance of 1,000,000 shares of the Company's common stock to Mr. Frechette.

      5. Effective June 22, 1998 the Company entered into an Employment Agreement with Scott Rapfogel, Esq. whereby Mr. Rapfogel agreed to serve as the Company's Assistant Corporate and U.S. Securities Counsel during the three year period commencing June 22, 1998. The Employment Agreement provides for the payment to Mr. Rapfogel of an annual salary of $90,000 subject to annual review to determine eligibility for performance based raises and bonuses. Such salary is payable partly in cash and partly in unregistered shares of the Company's common stock. In connection with the foregoing, the board of directors authorized the issuance of 95,057 shares of the Company's common stock to Mr. Rapfogel.

      6. On June 23, 1998, the board of directors by unanimous written consent, recognized that since January of 1995, on behalf, and for the benefit, of the Company and without any cash compensation therefor, Terence C. Byrne, the President of the Company and Frances Katz Levine, formerly the Secretary and a Director and presently Corporate and US Securities Counsel of the Company, have made substantial financial accommodations and have put themselves at significant financial risk, including, but not limited to the following: Mr. Byrne's; (i) having made personal loans to the Company, including a loan in the amount of $100,000 made in January of 1998; (ii)


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having been  personally  responsible  for all credit  card debt of the  Company,
covering  all  travel,  entertainment,   and  significant  day-to-day  operating
expenses of this Corporation; (iii) being the co-guarantor of all bank debt of the Company and its subsidiaries; and (iv) being the co-guarantor on all equipment leases of this Corporation; and Ms. Levine having for a continuous period of three and one-half years, provided, rent-free and with no charge for the costs of utilities, a fully-equipped law office, dedicated solely and exclusively to the requirements of the Company and throughout such period, having paid, without any cash reimbursement ever having been made to her, all costs and expenses incurred by this Corporation in connection with its legal service requirements, including but not limited to: (i) telephone charges (ii) office furnishings, equipment, and supplies; (iii) Federal Express and other postage; and (iv) secretarial and clerical staff. The board further stated its belief that the significant growth and development demonstrated by this Corporation, from January 1995 to the present, could not have been possible without the above described financial accommodations made by Mr. Byrne and Ms. Levine and that, in view of the significant contributions made, and the financial risks incurred, by these persons, it would be fair and equitable to compensate them for the foregoing financial accommodations made, and risks incurred, by them. In effectuation of the foregoing, on or about July 9, 1998, the Company authorized the issuance of 4,000,000 shares of its common stock to Mr. Byrne and 2,000,000 shares of its common stock to Ms. Levine.


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ITEM 7.  EXHIBITS

      Exhibits filed as part of this Report are as follows:

Exhibit 3. Certificate of Amendment to the Certificate of Incorporation, filed with the Secretary of State of Delaware on July 10, 1998

Exhibit 10.1 Executive Agreement made as of July 23, 1998 between the Company and Louis Sanzaro

Exhibit 10.2 Executive Agreement made as of July 24, 1998 among the Company, The Tirex Corporation Canada Inc. and Jean Frechette

Exhibit 10.3 Employment Agreement made as of June 22, 1998 between the Company and Scott Rapfogel

Exhibit 20.       Notice to Shareholders, dated February 4, 1998

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             THE TIREX CORPORATION

Dated: July 30, 1998                         By /s/ Terence C. Byrne
                                                --------------------------------
                                                Terence C. Byrne, President


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